Filed Pursuant to Rule 433
Registration No. 333-210256
March 17, 2016

Acquisition of Columbia Pipeline Group, Inc. March 17, 2016

Prospectus Information An amended and restated preliminary short form prospectus containing important information relating to the securities described in this presentation has not yet been filed with the securities regulatory authorities in each of the provinces and territories of Canada. A copy of the amended and restated preliminary short form prospectus is required to be delivered to any investor that received this presentation and expressed an interest in acquiring the securities. There will not be any sale or any acceptance of an offer to buy the securities until a receipt for the final short form prospectus has been issued. This presentation does not provide full disclosure of all material facts relating to the securities offered. Investors should read the amended and restated preliminary short form prospectus, final short form prospectus and any amendment, for disclosure of those facts, especially risk factors relating to the securities offered, before making an investment decision. The issuer has filed a registration statement (including a prospectus) with the Securities and Exchange Commission (SEC) for the offering to which this communication relates. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. The issuer has also filed the prospectus relating to the offering with each of the provincial and territorial securities regulatory authorities in Canada. You may get any of these documents for free by visiting EDGAR on the SEC website at www.sec.gov or via SEDAR at www.sedar.com. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it in the U.S. from RBC Capital Markets, LLC, 200 Vesey Street, 8th Floor, New York, NY 10281-8098; Attention: Equity Syndicate; Phone: 877-822-4089; Email: equityprospectus@rbccm.com, or TD Securities (USA) LLC (tel: 212-827-7392), 31 W 52nd Street, New York NY 10019, or in Canada from RBC Capital Markets, Inc. Attn: Simon Yeung, Distribution Centre, RBC Wellington Square, 8th Floor, 180 Wellington St. W., Toronto, Ontario, M5J 0C2 (Phone: 416-842-5349; E-mail: Distribution.RBCDS@rbccm.com) or TD Securities Inc. in Canada, Attention: Symcor, NPM (tel: 289-360-2009, email: sdcconfirms@td.com), 1625 Tech Avenue, Mississauga ON L4W 5P5.

Forward Looking Information This presentation includes “forward-looking information” and “forward-looking statements” (collectively, “forward-looking information”) which is intended to provide potential investors with information regarding TransCanada Corporation (“TransCanada” or “the Corporation”), including management’s assessment of our future plans and financial outlook. In some cases the words “anticipate”, “expect”, “believe”, “may”, “will”, “should”, “estimate”, “project”, “outlook”, “forecast”, “intend”, “target”, “plan” or other similar words are used to identify such forward-looking information. Forward-looking information in this presentation may include, but is not limited to, statements regarding: anticipated business prospects; our financial and operational performance, including the performance of our subsidiaries; expectations or projections about strategies and goals for growth and expansion; expected cash flows and future financing options available to us; expected costs for planned projects, including projects under construction and in development; expected schedules for planned projects (including anticipated construction and completion dates); expected regulatory processes and outcomes; expected impact of regulatory outcomes; expected capital expenditures and contractual obligations; expected operating and financial results; expected industry, market and economic conditions; the planned acquisition transaction (the "Acquisition") including the expected closing thereof; plans regarding financing for the Acquisition repayment of the credit facilities, through planned divestitures; planned changes in the Corporation’s business including the divestiture of certain assets; expected impacts of the Acquisition on EBITDA composition, earnings, cash flow and dividend growth; transportation services to the liquefied natural gas sector and growth opportunities and modernization initiatives relating to Columbia Pipeline Group, Inc.'s ("Columbia") business. This forward-looking information reflects our beliefs and assumptions based on information available at the time the information was stated and as such is not a guarantee of future performance. By its nature, forward-looking information is subject to various assumptions, risks and uncertainties which could cause our actual results and achievements to differ materially from the anticipated results or expectations expressed or implied in such statements. Key assumptions on which our forward-looking information is based include, but are not limited to, assumptions about: the timing and completion of the Acquisition including receipt of regulatory and Columbia stockholder approval; fulfillment by the underwriters of their obligations pursuant to the underwriting agreement; that no event will occur which would allow the underwriters to terminate their obligations under the underwriting agreement; the planned monetization of TransCanada's U.S. Northeast merchant power business and of a minority interest in its Mexican natural gas pipeline business; inflation rates, commodity prices and capacity prices; timing of financings and hedging; regulatory decisions and outcomes; foreign exchange rates; interest rates; tax rates; planned and unplanned outages and the use of our and Columbia’s pipeline and energy assets; integrity and reliability of our assets; access to capital markets; anticipated construction costs, schedules and completion dates; acquisitions and divestitures; and the realization of the anticipated benefits and synergies of the Acquisition to TransCanada including impacts on growth and accretion in various financial metrics. The risks and uncertainties that could cause actual results or events to differ materially from current expectations include, but are not limited to: our ability to successfully implement our strategic initiatives; whether our strategic initiatives will yield the expected benefits; the operating performance of our and Columbia’s pipeline and energy assets; amount of capacity sold and rates achieved in our and Columbia’s pipeline business; the availability and price of energy commodities; the amount of capacity payments and revenues we receive from our energy business; regulatory decisions and outcomes; outcomes of legal proceedings, including arbitration and insurance claims; performance and credit risk of our counterparties; changes in market commodity prices; changes in the political environment; changes in environmental and other laws and regulations; competitive factors in the pipeline and energy sectors; construction and completion of capital projects; costs for labour, equipment and material; access to capital markets; interest, tax and foreign exchange rates; weather; cybersecurity; technological developments; economic conditions in North America as well as globally; uncertainty regarding the length of time to complete the Acquisition and uncertainty regarding the ability of TransCanada to realize the anticipated benefits of the Acquisition; and the timing and execution of TransCanada’s planned asset sales.  Additional information on these and other factors will be discussed in the amended and restated preliminary short form prospectus and the documents incorporated by reference therein. Readers are cautioned against placing undue reliance on forward-looking information, which is given as of the date it is expressed in this presentation or otherwise, and not to use future-oriented information or financial outlooks for anything other than their intended purpose. We undertake no obligation to publicly update or revise any forward-looking information in this presentation or otherwise, whether as a result of new information, future events or otherwise, except as required by law.

Non-GAAP Measures and Additional Information Certain information presented in this presentation with respect to TransCanada and Columbia includes certain financial measures which do not have any standardized meaning as prescribed by U.S. GAAP and therefore may not be comparable to similar measures presented by other entities. Prospective purchasers are cautioned that these measures should not be construed as an alternative to U.S. GAAP-based audited consolidated financial statements. TransCanada uses EBITDA as an approximate measure of pre-tax operating cash flow. It measures earnings before deducting financial charges, income tax, depreciation and amortization, net income attributable to non-controlling interests and preferred share dividends, and includes income from equity investments. Adjusted EBITDA reflects an adjustment to historical and pro forma EBITDA for the year ended December 31, 2015 of $3,745 million related to (i) a non-cash impairment charge incurred by TransCanada of $3,686 million ($2,891 million after-tax) relating to Keystone XL and related projects, including the Keystone Hardisty Terminal, in connection with the November 6, 2015 denial of the U.S. Presidential permit, and (ii) a non-cash impairment charge incurred by TransCanada of $59 million ($43 million after-tax) relating to certain energy turbine equipment previously purchased for a power development project that did not proceed, each as recorded in the Corporation’s audited consolidated financial statements as at December 31, 2015. TransCanada believes that Adjusted EBITDA is a useful measure for evaluating our historical and unaudited pro forma financial results, given the exceptional nature of these one-time asset impairment charges. A reconciliation of non-GAAP measures can be found in the amended and restated preliminary short form prospectus of TransCanada. Additional Information and Where to Find it: In connection with the proposed transaction, Columbia will file with the SEC a proxy statement with respect to a special meeting of its shareholders to be convened to approve the transaction. The definitive proxy statement will be mailed to the shareholders of Columbia. INVESTORS ARE URGED TO READ THE PROXY STATEMENT AND ANY OTHER RELEVANT DOCUMENTS WHEN THEY BECOME AVAILABLE, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE TRANSACTION. Investors will be able to obtain these materials, when they are available, and other documents filed with the SEC free of charge at the SEC’s website, www.sec.gov. In addition, copies of the proxy statement, when they become available, may be obtained free of charge by accessing Columbia’s website at www.cpg.com or by writing Columbia at 5151 San Felipe Street, Suite 2500, Houston, Texas 77056, Attention: Corporate Secretary. Investors may also read and copy any reports, statements and other information filed by Columbia with the SEC, at the SEC public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 or visit the SEC’s website for further information on its public reference room. Participants in the Merger Solicitation: Columbia and certain of its directors, executive officers and other members of management and employees may be deemed to be participants in the solicitation of proxies in respect of the transaction. Information regarding Columbia’s directors and executive officers is available in its registration statement on Form 10, as amended, initially filed with the SEC on February 6, 2015. Other information regarding the participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, will be contained in the proxy statement and other relevant materials to be filed with the SEC when they become available.

Presenters Russ Girling, President and Chief Executive Officer Don Marchand, EVP, Corporate Development and CFO 5

Transaction Highlights Purchase Price TransCanada to acquire Columbia Pipeline Group, Inc. (CPGX or Columbia) for US$25.50 per CPGX share in an all-cash deal Represents a 11 per cent premium to the closing price of Columbia shares on the NYSE of US$23.00 as of March 16, 2016 and a 32 per cent premium to the volume-weighted average price over the last 30 days Aggregate purchase price of US$13.0 billion including the assumption of US$2.8 billion of debt Strategic Rationale Transformational acquisition creates one of North America’s largest regulated natural gas transmission businesses and positions the company for long-term growth Results in a combined $23 billion portfolio of secured, near-term growth projects Combines TransCanada’s financial strength with Columbia’s attractive growth opportunities Financial Highlights Expected to be accretive to earnings per share in the first full year of ownership and thereafter as $23 billion of near-term commercially secured projects enter service Supports and may augment 8 to 10 per cent expected annual dividend growth through 2020 Targeted annual cost, revenue and financing benefits of approximately US$250 million Increases 2015 Pro Forma Adjusted EBITDA from regulated and long-term contracted assets to approximately 92 per cent 6

Transaction Highlights continued Financing Plan Concurrent $4.2 billion subscription receipts bought deal to fund, in part, the purchase price Holders of subscription receipts will be entitled to dividend equivalent payments in respect of, and paid concurrently with, any dividends on the common shares Portfolio management expected to finance remainder of the acquisition through the monetization of: U.S. Northeast merchant power assets Minority interest in Mexican natural gas pipeline business US$10.3 billion acquisition credit facilities in place with a syndicate of lenders Transaction Timing and Approvals Columbia stockholder approval required Normal course regulatory and government approvals, including Hart-Scott-Rodino and Committee on Foreign Investment in the United States Transaction closing expected in second half of 2016 7

Premium natural gas pipeline and storage assets Extensive position in the Marcellus and Utica shale regions FERC regulated assets generate stable and predictable earnings and cash flow US$7.3 billion portfolio of contracted, accretive growth and modernization investments Strategic Rationale Secures Incumbency Position in North America’s Most Prolific Natural Gas Basins Columbia Gas Transmission Columbia Gulf Transmission Millennium Pipeline (47.5%) Marcellus/Utica Basins Illustrates the configuration of material systems within Columbia’s natural gas pipeline network 8

Columbia Pipeline Group Asset Overview Columbia Gas Transmission 11,272 mile (18,141 km) FERC pipeline with 286 Bcf of working gas storage capacity and average throughput of 3.9 Bcf/d Strong base business undergoing significant expansion to connect growing Marcellus/Utica supply Columbia Gulf Transmission 3,341 mile (5,377 km) FERC pipeline with average throughput of 1.5 Bcf/d System reversal and expansion offers competitive path to the Gulf Coast Millennium Pipeline (47.5% interest) 253 mile (407 km) FERC pipeline with average throughput of 1.1 Bcf/d Connects Pennsylvania supply to New York market Columbia Pipeline Group Gas Columbia Pipeline Group Gulf Millennium Illustrates the configuration of material systems within Columbia’s natural gas pipeline network Columbia Gas Transmission Columbia Gulf Transmission Millennium Pipeline (47.5%) Marcellus/Utica Basins 9 Premium Natural Gas Pipeline Network

Creates one of North America’s largest regulated natural gas transmission businesses 91,000 km (56,900 miles) of gas pipeline 664 Bcf of storage capacity Complements our existing regulated natural gas pipeline and storage assets Long-term, fee-based contracts Diversified customer base Adds to basin diversification and access to large markets Established position in the Appalachia, the fastest growing gas production basin in North America Improves access to U.S. Northeast, Midwest, Mid-Atlantic and Gulf Coast markets Natural Gas Pipeline Footprint Illustrates the configuration of material pipeline systems and projects within TransCanada’s natural gas pipeline network on a pro forma basis following the completion of the Acquisition TransCanada Columbia Pipeline Group 10

Predictability and Stability of EBITDA TransCanada 2015 Adjusted EBITDA* Pro Forma 2015 Adjusted EBITDA*,** Regulated & Contracted Gas Pipelines 57% Contracted Liquids Pipelines 22% Contracted Energy 11% Merchant Energy 10% Regulated & Contracted Gas Pipelines 62% Contracted Liquids Pipelines 20% Contracted Energy 10% Merchant Energy 8% *EBITDA adjusted for asset impairment charges of $3,745 million as outlined in the amended and restated preliminary short-form prospectus and excludes TransCanada corporate costs **Includes Columbia; does not reflect portfolio management changes, acquisition benefits and costs 11 Monetization of U.S. Northeast Power Further Reduces Merchant Exposure

Positioned to Capture Growing Marcellus and Utica Production Significant growth in production expected Asset footprint favourably situated relative to production Source: EIA and IHS CERA, February 2016 Bcf/d Columbia Gas Transmission Columbia Gulf Transmission Millennium Pipeline (47.5%) Marcellus/Utica Basins Illustrates the configuration of material systems within Columbia’s natural gas pipeline network 12 0 5 10 15 20 25 30 35 2010 2015 2020E Marcellus Utica

Columbia Pipeline Group Capital Program * Columbia share in billions of U.S. dollars. Certain projects are subject to various conditions including regulatory approvals. Asset Project Capital Cost (US$)* FERC Status Expected In-Service Gas Modernization I 0.6 Approved 2017 – 2018 Modernization II 1.1 Filed 2019 - 2021 Leach XPress 1.4 Filed 2017 WB XPress 0.8 Filed 2018 Mountaineer XPress 2.0 Not Filed 2018 Gulf Rayne XPress 0.4 Filed 2017 Cameron Access 0.3 Approved 2018 Gulf XPress 0.7 Not Filed 2018 Total US7.3 Total Canadian Equivalent (1.32 exchange rate) CAD9.6 Project Gas Flow Direction and Capacity from the Marcellus/Utica 13 (1) Shaded area represents the Marcellus and Utica shale gas production areas

Industry Leading Pro Forma Capital Program Project Capital Cost* Expected In-Service Date* Columbia Pipeline Group US7.3 2016-2021 Houston Lateral & Terminal US0.6 2016 Topolobampo US1.0 2016 Mazatlan US0.4 2016 Tuxpan-Tula US0.5 2017 Canadian Mainline 0.7 2016-2017 NGTL System 5.4 2016-2018 Grand Rapids Phase 1 0.9 2017 Northern Courier 1.0 2017 Napanee 1.0 2017 or 2018 Bruce Power Life Extension 1.2 2016-2020 Total Canadian Equivalent (1.32 exchange rate) CAD23.1 * TransCanada pro forma share in billions of dollars. Certain projects are subject to various conditions including corporate and regulatory approvals. Also Advancing over $45 Billion of TransCanada Long-Term Projects Illustrates the configuration of TransCanada’s pro forma near-term projects following the completion of the Acquisition Grand Rapids Phase I Northern Courier NGTL System Expansions Canadian Mainline Expansions Napanee Bruce Power Columbia Expansions Topolobampo Mazatlan Tuxpan-Tula Houston Lateral & Terminal 14

Strategic Portfolio Management Selling U.S. Northeast Power Assets Advisors engaged Process underway Monetization of Minority Interest in Mexican Natural Gas Pipeline Business Advisor selection underway Indications of interest received Proceeds to repay asset sale bridge facility Exiting U.S. Merchant Power Business 15

Financial Highlights Expected to be accretive to earnings per share in the first full year of ownership and thereafter as $23 billion of near-term commercially secured projects enter service Increases 2015 Pro Forma Adjusted EBITDA from regulated and long-term contracted assets to approximately 92 per cent Planned monetization of U.S. Northeast power assets will further enhance stability and predictability of consolidated revenue streams Supports and may augment 8 to 10 per cent expected annual dividend growth through 2020 Funding program designed to be consistent with current financial profile Targeted annual cost, revenue and financing benefits of approximately US$250 million 16

Key Takeaways Acquisition creates one of North America’s largest regulated natural gas transmission businesses Complements our existing assets Adds to basin diversification and access to large markets Provides another platform for continued organic growth Transformational changes position company for near- and long-term growth Builds on Track Record of Delivering Shareholder Value 17

March 17, 2016 Acquisition of Columbia Pipeline Group, Inc.